Exhibit 99.2
For More Information Contact:
Carole Herbstreit (414) 438-6882
For Immediate Release
Brady Corporation announces the election of Bradley C. Richardson to its Board of Directors.
MILWAUKEE (November 16, 2007) — Bradley C. Richardson, Executive Vice President and Chief Financial Officer of Modine Manufacturing Company (NYSE:MOD) in Racine, Wis. was elected today to the Brady Corporation (NYSE:BRC) Board of Directors at its annual shareholders’ meeting.
     Richardson, 49, joined Modine as Vice President, Finance and CFO in 2003. Prior to Modine, he spent more than twenty years in a variety of financial and operational positions at BP Amoco including chief financial officer and vice president of performance management and control for their Worldwide Exploration and Production division based in London, president of their businesses in Venezuela, and chief financial officer for Amoco Energy Group North America. A graduate of Miami University in Oxford, Ohio (undergraduate) and Indiana University in Bloomington, Indiana (MBA), Richardson also serves on the board of Tronox, Inc.
     “We are very pleased to welcome Bradley Richardson to our board,” said Robert Buchanan, chair of Brady’s corporate governance committee. “As a current CFO of an international, publicly traded manufacturing company, he brings a strong understanding of the complexities of both the opportunities and challenges that Brady will face as it grows to the next level. In addition, his leadership experience in global business performance will be an asset to our board.”
     Richardson joins Brady Board of Directors members Richard Bemis, co-chairman of the board of directors of Bemis Manufacturing; Robert Buchanan, retired chairman of Fox Valley Corporation; Frank Harris, distinguished professor and director of the Maurice Morton Institute of Polymer Science and Biomedical Engineering at the University of Akron; consultant Frank Jarc; Gary Nei, chairman of Nei-Turner Media; Elizabeth Pungello, developmental psychologist at the Frank Porter Graham Child Development Institute at the University of North Carolina at Chapel Hill; Chan Galbato, former president of the controls division of Invensys plc; Patrick Allender, retired executive vice president and chief financial officer of Danaher Corporation; Conrad Goodkind, partner in the law firm of Quarles and Brady, LLP; and Brady President and Chief Executive Officer Frank Jaehnert; who were re-elected to a one-year term at today’s meeting.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,600 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2007 sales were approximately $1.363 billion.
     More information is available on the Internet at www.bradycorp.com.
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